EXHIBIT 99.1

              FOCUS ENHANCEMENTS REVIEWING FINANCIAL CONTROL ISSUES

WILMINGTON, Mass., March 1, 2000 -- FOCUS Enhancements, Inc. (NASDAQ: FCSE) announced today that its Board of Directors has authorized a Committee of the Board to review financial control issues brought to the board's attention by the company's independent auditors, Wolf & Company, P.C., and to determine their possible effect on the company's financial statements for the year ended December 31,1999 and prior quarters. The committee is composed of William B. Coldrick, Vice Chairman of the company's Board of Directors, as well as two other outside company directors. To assist with the review, the committee has retained the law firm of Foley, Hoag & Eliot LLP, which has retained the accounting firm of Arthur Anderson LLP.

Based upon preliminary information, the company believes that its review may result in the company's reporting a loss for the year ended December 31, 1999 of as much as $0.06 per share based upon approximately 22 million weighted average shares outstanding.

The company's President, Thomas L. Massie, and its Vice President of Finance and Administration, Gary M. Cebula, have voluntarily agreed to a paid leave from the company during which they will cooperate with the committee's review. Mr. Coldrick will take charge of the company's operations pending completion of the committee's review. Mr. Coldrick is a private investor and a former Senior Vice President of Apple Computer, Inc. and Group Vice President of Unisys Corp. He has been a director of the company since 1993 and served as its Executive Vice President from July 1994 to May 1995.

"FOCUS continues to enjoy a healthy balance sheet and a solid cash position," Mr. Coldrick stated. "We intend to continue our aggressive investment in developing leading-edge video technology and believe we can make further additions to the company's growing list of design wins," he added. "We expect that the committee will complete its review promptly, and we hope to issue audited financial statements by the end of March."

Based in Wilmington, Massachusetts, FOCUS Enhancements develops, markets, and sells worldwide a line of proprietary video conversion products for PCs and Macintosh computers. The company is recognized as an industry leader in the development and marketing of PC-to-TV video conversion products that make personal computers "TV Ready" and televisions "PC-Ready."

For More Information FOCUS Enhancements, (978) 988-5888, 600 Research Dr., Wilmington, Mass. 01887, www.focusinfo.com.

Investors: Please contact Steve Sheldon, FOCUS Enhancements: (978) 988-5888, e-mail: ssheldon@focusinfo.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this release which are not historical facts are forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company; new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to put undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to forward- looking statements that may be made to reflect events after the date hereof or to reflect the occurrence of unanticipated events. In addition, the forward-looking statements contained herein are subject to risks and uncertainties, including fluctuations in operating results, the timely development and acceptance of new products, product availability from suppliers, the impact of competitive products and pricing, changing TV standards and other risks set forth under the caption "Certain Factors That May Affect Future Results" in Focus' Annual Report on Form 10-K for the year ended December 31,1998, in its quarterly reports on Form 10-Q for the quarters ended March 31,1999 and June 30,1999, and September 30,1999 and other filings with the SEC.